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                                                                    Exhibit 2-A
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                            ARTICLES OF INCORPORATION
                                       OF
                         COLUMBIA ASSURANCE AGENCY, INC.

       The undersigned, for purposes of forming a corporation for profit in accordance with Chapter 1701 of the Ohio Revised Code, does hereby state the following:

       ARTICLE 1. NAME.

              The name of the Corporation shall be Columbia Assurance Agency, Inc.

       ARTICLE 2. PRINCIPAL OFFICE.

              The place in Ohio where the principal office of the Corporation is to be located shall be the City of Columbus, (Franklin County).

      ARTICLE 3.  PURPOSE.

              The purposes for which the Corporation is formed shall be:

              (A) To solicit and sell fixed and variable annuities and life insurance, including, accident and health, and property and casualty insurance, and to generally conduct the business of an insurance agency, and to do any and all acts or things necessary, proper or convenient to the accomplishment of the foregoing both within and without the State of Ohio to the extent as a natural person might or could do, and to do all other things incidental to the operation of an insurance agency which are not forbidden by statute or by these articles of incorporation.

              (B) To engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, Ohio Revised Code.

       ARTICLE 4. CAPITAL STOCK.

              The number of shares of all classes of capital stock which the Corporation is authorized to have outstanding is 850 shares, consisting of one share of Class A common stock, without par value (the "Class A common stock"), and 849 shares of Class B common stock, without par value, (the "Class B common stock").

              The express terms of the Class A common stock and the Class B
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                                                                    Exhibit 2-A
                                                                    Page 2 of 4


       common stock shall be exactly the same, except that:

       A. Voting. Except as otherwise expressly required by the Ohio General Corporation Law, the holder of the outstanding share of Class A common stock, to the exclusion of the holders of Class B common stock, shall be entitled to one vote per share on all matters for which the shareholders of the Corporation are required or entitled to vote, and the Class B common stock shall entitle the holders thereof to no vote on any matter for any purpose.

       B. Liquidation Rights. In the event of any liquidation, winding up or dissolution, whether voluntary or involuntary, or in the event of the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Corporation or of any partial distribution of capital, the distribution shall (1) first be paid in the fixed rate of One Dollar ($1.00) for each share of Class A common stock which is issued and outstanding, and (2) then pro rata with respect to each share of Class B common stock which is issued and outstanding.

       C. Redemption of Class A Common Stock. The Corporation shall have the option to redeem the Class A common stock in whole or in part, at any time, and from time to time, at a price per share of $1.00. This redemption shall occur by resolution of the Board of Directors or by such officer of the Corporation to whom the power to exercise the Corporation's right to redeem shall have been delegated by the Board of Directors and by the transmittal of written notice of such redemption to the holder of Class A common stock to be redeemed not less than three (3) days prior to the redemption date set by the Board of Directors (the "Redemption Date"). Such notice shall state that the share of Class A common stock is to be redeemed from the shareholder to whom it is addressed and the Redemption Date. If given by registered or certified mail, postage prepaid, addressed to the shareholder from whom redemption is to be made at the address as it appears on the records of the Corporation, such notice shall be deemed to have been received by such shareholder when deposited in the mail. Any redemption of Class A common stock by the Corporation, may be made by such method as the directors, in their discretion, may determine. If notice of redemption shall have been given and if, on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside so as to be available, then notwithstanding that any certificate evidencing a share of Class A common stock called for redemption shall not have been surrendered for cancellation, all rights with respect to such share of Class A common stock shall cease and terminate on such redemption date, except for the right of the holder thereof to receive the amount payable upon redemption, without interest.
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                                                                    Exhibit 2-A
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       ARTICLE 5. PREEMPTIVE RIGHTS

              No holders of any class of shares of the Corporation shall have any pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.

       ARTICLE 6. STATED CAPITAL

              The amount of stated capital with which the Corporation will begin business shall not be less than one hundred dollars ($100.00).

       ARTICLE 7. CERTAIN TRANSACTIONS.

              No person shall be disqualified from being a director of the Corporation because he or she is, or may be a party to (and no director of the Corporation shall be disqualified from entering into) any contract or other transaction to which the Corporation is or may be a party.

              No contract or other transaction shall be void or voidable for reason that any director or officer or other agent of the Corporation is a party thereto, or otherwise has any direct or indirect interest in such contract or transaction or in any other party thereto, or for reason that any interested director or officer or other agent of the Corporation authorizes or participates in authorization of such contract or transaction, (a) if the material facts as to such interest are disclosed or are otherwise known to the board of directors or applicable committee of directors at the time the contract or transaction is authorized, and at least a majority of the disinterested directors or disinterested members of the committee vote for or otherwise take action authorizing such contract or transaction, even though such disinterested directors or members are less than a quorum, or (b) if the contract or transaction (1) is not less favorable to the Corporation than an arm's length contract or transaction in which no director or officer or other agent of the Corporation has any interest or (2) is otherwise fair to the Corporation as of the time it is authorized.

              Any interested director may be counted in determining the presence of a quorum at any meeting of the board of directors or any committee thereof which authorizes the contract or transaction.
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                                                                    Exhibit 2-A
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       ARTICLE 8. AUTHORITY TO REPURCHASE CAPITAL STOCK.

              The Corporation, by its board of directors, is authorized, except to the extent prohibited by law or as otherwise provided in Article 4(c), to repurchase, redeem or otherwise acquire, from time to time at any time, shares of any class of capital stock issued by it.






                                          ------------------------------------
                                          Elisabeth A. Squeglia,
                                          Incorporator